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Exhibit 10.1

AMENDMENT NO. 3 TO LICENSE AND COLLABORATION AGREEMENT

        THIS AMENDMENT NO. 3 TO LICENSE AND COLLABORATION AGREEMENT (this "Amendment"), effective as of June 26, 2002 (the "Effective Date") is entered into by and between THE IMMUNE RESPONSE CORPORATION, a Delaware corporation ("IRC"), and TRINITY MEDICAL GROUP USA, INC., a Florida corporation ("Trinity"), with respect to the following facts.

RECITALS

        A.    IRC and Trinity Medical Group, Co., Ltd., a Thai limited company ("Trinity Thailand"), entered into the License and Collaboration Agreement dated as of September 15, 1995, which was amended on September 29, 2000, by the Amendment No. 1 to License and Collaboration Agreement, and on May 8, 2001, by the Amendment No. 2 to License and Collaboration Agreement (collectively the "Agreement").

        B.    Pursuant to the Assignment Agreement dated as of August 3, 2000, between Trinity Thailand and Trinity, Trinity Thailand assigned to Trinity and Trinity assumed, all of Trinity Thailand's rights and obligations under the Agreement.

        C.    The parties now desire to amend the Agreement on the terms and conditions set forth below.

        D.    In consideration for amending the Agreement, IRC shall issue up to 7,000,000 shares of its common stock to Trinity upon the terms and conditions set forth below.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties amend the Agreement and otherwise agree as follows:

ARTICLE 1
AMENDMENT OF AGREEMENT

        1.1  Section 6.3.1(c) of the Agreement shall be restated in its entirety to read as follows:

          (c)  With respect to commercial supply under Section 6.1.2 above, Trinity shall purchase Product from IRC at the following purchase price per dose (the "Purchase Price"):

              (i)  For each dose of Product purchased by Trinity under Section 6.1.2 through the first to occur of the purchase by Trinity under Section 6.1.2 of one million (1,000,000) doses of Product in the aggregate, and December 31, 2007, the Purchase Price shall equal the sum of (A) one hundred ten percent (110%) of IRC's Manufacturing Cost for such dose of Product, plus (B) US$50.00; provided, however that the Purchase Price under this Section 6.3.1(c)(i) shall not exceed US$132.00.

            (ii)  For each dose of Product purchased by Trinity under Section 6.1.2 following the first to occur of the purchase by Trinity under Section 6.1.2 of one million (1,000,000) doses of Product in the aggregate, and December 31, 2007, the Purchase Price shall equal one hundred ten percent (110%) of IRC's Manufacturing Cost for such dose of Product.

        1.2  Section 6.6.1 of the Agreement shall be restated in its entirety to read as follows:

          Delivery. IRC's obligation to deliver Products under this Agreement shall be subject to obtaining all necessary consents, approvals, authorizations and licenses of the applicable governmental and regulatory authorities for the manufacture, export and delivery of Products under this Agreement. IRC shall use commercially reasonable efforts to obtain such necessary consents, approvals, authorizations and licenses, and Trinity shall cooperate with IRC in obtaining such consents, approvals, authorizations and licenses. IRC's obligation to deliver Products under this Agreement additionally shall be subject to IRC having sufficient validated and operational manufacturing capacity to satisfy Trinity's reasonably foreseeable forecasted requirements for

  Products in the Territory for use in the Field. IRC shall use commercially reasonable efforts to cause its manufacturing facility for Products to have sufficient validated and operational capacity to meet the reasonably foreseeable forecasted demand requirements of Trinity for Products as soon as reasonably feasible following marketing approval of Products in the Territory for use in the Field. All Products supplied under the Agreement shall be shipped f.o.b. place of manufacture. Title and risk of loss and damages to the Products shall pass to Trinity upon release to Trinity's designated carrier.

ARTICLE 2
ISSUE OF IRC SHARES

        2.1  On the terms and conditions of this Amendment, IRC shall issue to Trinity the following number, up to an aggregate of seven million (7,000,000), of shares of IRC's common stock (the "Shares") upon achievement of the following milestones (each a "Closing"):

          2.1.1    IRC shall issue to Trinity four million (4,000,000) of the Shares on the Effective Date.

          2.1.2    IRC shall issue to Trinity one million (1,000,000) of the Shares within thirty days following the date on which Trinity purchases under Section 6.1.2 of the Agreement, and irrevocably pays to IRC the applicable Purchase Price for, an aggregate of three hundred thousand (300,000) doses of Product.

          2.1.3    IRC shall issue to Trinity one million (1,000,000) of the Shares within thirty days following the date on which Trinity purchases under Section 6.1.2 of the Agreement, and irrevocably pays to IRC the applicable Purchase Price for, an aggregate of six hundred thousand (600,000) doses of Product.

          2.1.4    IRC shall issue to Trinity one million (1,000,000) of the Shares within thirty days following the date on which Trinity purchases under Section 6.1.2 of the Agreement, and irrevocably pays to IRC the applicable Purchase Price for, an aggregate of one million (1,000,000) doses of Product.

        2.2  IRC's obligation to issue the Shares pursuant to this Article 2 shall terminate, with respect to all Shares not previously issued pursuant to this Article 2, on December 31, 2007.

        2.3  For purposes of this Amendment, "Share" or "Shares" refers to the class of common stock of IRC in existence as of May 30, 2002. Any subsequent split of the Shares as authorized by the stockholders of IRC shall increase or decrease the number of Shares that remain to be issued pursuant to this Article 2 by the same factor as the split is computed.

        2.4  As a condition precedent to the effectiveness of this Amendment, the parties shall have duly executed and delivered Amendment No. 1 to Stock Purchase Agreement, dated as of the Effective Date, which shall:

          2.4.1    Eliminate Trinity's $5,000,000 stock purchase commitment which would have arisen upon IRC's transfer of certain manufacturing technology to Trinity; and

          2.4.2    Reduce the per share cost from $15 to $2.50 for Trinity's $5,000,000 stock purchase commitment which arises on the date that is thirty (30) days after the date on which Trinity receives the required marketing approval from the governing health authority of Thailand for the Product.

ARTICLE 3
REGISTRATION RIGHTS

        At the request of Trinity, IRC agrees to file up to four registration statements under the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission ("SEC") to register the Shares issued pursuant to Article 2 of this Amendment, as soon as practicable after receipt of the request from Trinity following the respective Closings. IRC shall use reasonable commercial efforts to respond to comments of the SEC within ten (10) business days of receipt of said comments and will use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within ninety (90) days of the receipt of the request from Trinity. IRC shall keep the registration statement continuously effective until the date occurring one year following the date on which the obligation to issue the Shares terminates pursuant to Article 2. IRC shall cause the related prospectus to be amended or supplemented by a required prospectus supplement pursuant to Rule 424 under the Act. Notwithstanding the foregoing, IRC may delay the filing of the registration statement for 180 days after receipt of the request from Trinity, if it furnishes to Trinity a certificate signed by the Chairman of the Board of Directors of IRC stating, it would be seriously detrimental to IRC and its stockholders for such registration statement to be filed and that it is therefore, essential to delay the filing of the registration statement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF IRC

        IRC hereby represents and warrants to Trinity that:

        4.1  IRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. IRC is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on IRC.

        4.2  All corporate action on the part of IRC, its officers, directors and stockholders necessary for (a) the authorization, execution and delivery of the Amendment, (b) the performance of all obligations of IRC hereunder, and (c) the authorization, issuance (or reservation for issuance) and delivery of the Shares being sold hereunder has been taken and the Amendment constitutes the valid and legally binding obligation of IRC, enforceable against IRC in accordance with its terms.

        4.3  The Shares which are being purchased by Trinity hereunder, when issued, sold and delivered in accordance with the terms hereof, for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of Trinity in Article 5 of this Amendment, will be issued in compliance with applicable securities laws.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF TRINITY

        Trinity hereby represents, warrants, acknowledges and covenants to IRC as follows:

        5.1  Trinity has the full right, power and authority to enter into this Amendment. This Amendment constitutes Trinity's valid and legally binding obligation, enforceable against Trinity in accordance with its terms.

        5.2  Trinity is an Accredited Investor as defined under Regulation D promulgated under the Act.

        5.3  Trinity understands and acknowledges that Shares will be issued to Trinity in reliance upon Trinity's representations to IRC, evidenced by Trinity's execution of this Amendment. Trinity is acquiring the Shares for investment for its own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Act and state securities laws.

        5.4  Trinity understands and acknowledges that the Shares will not be registered under the Act or qualified under any blue-sky laws on the grounds that the offering and sale of the Shares contemplated by this Amendment are exempt from registration under the Act pursuant to Section 4(2) thereof and exempt from registration or qualification pursuant to state blue-sky laws, and other applicable laws, and that IRC's reliance upon such exemptions is predicated upon Trinity's representations set forth in this Amendment. Trinity acknowledges and understands that the Shares must be held indefinitely unless the Shares are subsequently registered under the Act and qualified under applicable blue-sky laws or an exemption from such registration and such qualification is available.

        5.5  Trinity is aware of the provisions of Rule 144 promulgated under the Act which permit limited resale of stock purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the stock, the availability of certain current public information about IRC, the resale occurring not less than one year after a party has purchased and paid for the stock to be sold, the sale being through a "broker's transaction" or a transaction directly with a "market maker" and the number of shares of the stock being sold during any three-month period not exceeding specified limitations. Trinity further acknowledges and understands that IRC may not be satisfying the current public information requirement of Rule 144 at the time Trinity wishes to sell the Shares and, if so, Trinity would be precluded from selling the Shares under Rule 144 even if the one year minimum holding period has been satisfied.

        5.6  Trinity is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Trinity has been furnished with and has had access to such information as Trinity considered necessary to make a determination as to the purchase of the Shares.

        5.7  Trinity understands that no public market currently exists for the Shares, and that there can be no guaranty that a public market will ever exist for the Shares.

        5.8  Each certificate representing the Shares may be endorsed with the following legends:

          5.8.1    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL, SATISFACTORY TO IRC, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION."

          5.8.2    Any other legends required by applicable law or regulation.

        5.9  Any legend endorsed on a certificate and the restrictions on transfer instructions with respect to such legended Shares shall be removed, and IRC shall issue a certificate without such legend to the holder of such Shares if such Shares are registered and sold under the Act and a prospectus meeting the requirements of Section 10 of the Act is available or if such holder satisfies the requirements of Rule 144(k) and, where reasonably deemed necessary by IRC, provides IRC with an opinion of counsel for such holder of the Shares, reasonably satisfactory to IRC, to the effect that (i) such holder, meets the requirements of Rule 144(k) or (ii) a public sale, transfer or assignment of such Shares may be made without registration.

ARTICLE 6
MISCELLANEOUS

        6.1  All terms used, but not defined, in this Amendment shall have the respective meanings set forth in the Agreement.

        6.2  This Amendment shall be effective for all purposes as of the Effective Date. Except as otherwise expressly modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

        6.3  This Amendment shall be governed by, interpreted and construed in accordance with the laws of the State of California, without regard to conflict of law principles.

        6.4  This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

        IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment effective as of the Effective Date.

THE IMMUNE RESPONSE CORPORATION
By
Dr. Dennis J. Carlo President and CEO
TRINITY MEDICAL GROUP USA, INC.
By
President
By
Chief Executive Officer

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  Exhibit 10.1
AMENDMENT NO. 3 TO LICENSE AND COLLABORATION AGREEMENT